EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                              --------------------

                THIS AGREEMENT ("Agreement"), dated as of July 1, 2004, between THE ESTEE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and PHILIP A. SHEARER, a resident of New York, New York (the "Executive" or "you").

                              W I T N E S S E T H :
                              ---------------------

                WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and selling prestige skin care, makeup, fragrance and hair care products and related services (the "Business"); and

                WHEREAS, the Company and the Executive previously entered into employment agreements dated May 7, 2001 and as of January 1, 2003 (collectively, the "Prior Agreement"); and

                WHEREAS, the Company desires to continue to retain the services of the Executive, and appoint him as Group President, and the Executive desires to provide such services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and

                WHEREAS, the Compensation Committee of the Board of Directors of the Company ("the Compensation Committee") and the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors have approved the terms of this Agreement;

                NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                1. Employment Term.

                (a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into such employment as Group President of the Company for the period commencing on July 1, 2004 and ending on June 30, 2007 unless terminated sooner pursuant to Section 6 hereof ("the Term of Employment"). The twelve-month period commencing on July 1, 2004 shall be the "First Contract Year" hereunder, and subsequent twelve-month periods shall be subsequent Contract Years.

                2. Duties and Extent of Services.

                (a) During the Term of Employment, the Executive shall serve as Group President of the Company, and, in such capacity, shall serve as the senior-most executive responsible for one or more of the Company's brands and/or


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business units as he may be assigned to from time to time reporting to the Chief
Executive Officer. In such capacity, he shall render such executive, managerial, administrative and other services as customarily associated with and incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such positions. Executive's initial appointment hereunder shall be as Group President for the Global Clinique and Origins brands, as well as oversight of the Company's corporate on-line activities, provided that any subsequent additional appointments shall be at least commensurate in status and responsibility with the foregoing.

                (b) The Executive shall hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Chief Executive Officer of the Company, the Chairman of the Board of Directors of the Company or the Board of Directors of the Company, provided that each such position shall be commensurate with the Executive's standing in the business community as Group President of the Company. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company or appropriate committee thereof shall specifically approve such additional compensation.

                (c) The Executive shall be a full-time employee of the Company and shall exclusively devote all his business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his ability all of the duties required of him as Group President of the Company, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. Notwithstanding the foregoing provisions of this Section 2(c), the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the Board of Directors, Chairman of the Board, or Chief Executive Officer of the Company may approve, such approval not to be unreasonably withheld.

                3. Compensation.

                (a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary of $83,333.33 per month (which equates to $1,000,000 per annum) (the "Base Salary"). All amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.


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                (b) Incentive Bonus Compensation. The Compensation Committee has
established for the Executive annual opportunities (i.e., the maximum bonus that may be awarded in respect of each fiscal year of the Company) under the Company's Executive Annual Incentive Plan or any subsequent Bonus Plan for executives that is approved by the stockholders of the Company (the "Bonus
Plan") equal to $1,750,000 in respect of the First Contract Year, $1,900,000 in respect of the Second Contract Year and $2,000,000 in respect of the Third Contract Year, subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference (it being understood and agreed that the amount of the actual bonus award paid to the Executive shall be calculated with reference to the attainment of performance goals for the relevant Contract Year by the Company, the Executive's Group and the Executive, which goals shall be established by the Compensation Committee of the Board of Directors of the Company after consultation with the Chief Executive Officer and the Executive).

                (c) Deferral. The Executive may elect to defer payment of all or any part of his incentive bonus compensation payable in accordance with Section 3(b) hereof in respect of any Contract Year during the Term of Employment, by giving to the Company written notice thereof, on or before March 31 of such Contract Year or part year (or such earlier date as may be necessary to comply with the applicable tax laws and regulations). Additionally, in the event that in respect of any fiscal year of the Company any amount of Base Salary, any amount payable under the Incentive Bonus Plan or any other amount payable to the Executive hereunder or otherwise shall, either alone or in combination with other amounts payable hereunder or otherwise, result in the payment by the Company of any amount that shall not be currently deductible by it pursuant to the provisions of Section 162(m) of the Internal Revenue Code, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount"), the Company may elect to defer the payment of the Non-Deductible Amount. Any amounts so deferred, either by election of the Executive or by election of the Company, shall be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment hereunder. Such amounts shall be credited with interest as of each June 30 during the term of deferral, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The entire amount credited to such bookkeeping account shall be paid to the Executive (subject to all applicable withholding taxes) on a date to be chosen by the Company, but in no event later than ninety
(90) days after the termination of the Executive's employment with the Company, unless the Executive requests prior to termination of his employment from the Company to continue the deferral of such payments until a later date and the Company agrees to such request. The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but shall not be required to do so.


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                (d) Supplemental Deferral. The Company shall credit to a
bookkeeping account in the name of the Executive an annual supplemental deferral amount of $200,000 on each January 1 during the Term of Employment in compensation for pension benefits forgone as a result of the Executive's termination of employment with his prior employer to accept employment with the Company. Such amounts shall be credited with interest as of each June 30 for the duration of this supplemental pension bookkeeping account, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The entire amount credited to such bookkeeping account shall be paid to the Executive (subject to all applicable withholding taxes) on a date to be chosen by the Company, but in no event later than ninety
(90) days after the termination of the Executive's employment with the Company, unless the Executive requests prior to termination of his employment from the Company to defer payment of such amounts until a later date and the Company agrees to such request. The Company, in its sole discretion, may provide an investment facility for all or a portion of such supplemental pension amounts, but shall not be required to do so.

                4. Share Incentive Plan.

                (a) Stock Options. The Stock Plan Subcommittee of the Compensation Committee has approved the grant to the Executive of options to purchase no fewer than 100,000 shares of the Company's Class A Common Stock ("Stock Options") under the Fiscal 2002 Share Incentive Plan (the "Share Incentive Plan") and subject to the provisions of Section 6(i) below in respect of the First Contract Year. Such grant shall be made at such time during the Contract Year determined by Stock Plan Subcommittee. The option grant is subject to the terms and conditions of the Share Incentive Plan (or applicable successor plan), which are incorporated herein by reference. The terms of the options shall be set forth in a separate grant letter approved by the Stock Plan Subcommittee of the Compensation Committee.

                (b) Equity-Based Compensation. In respect of the Second and Third Contract Years, the Company shall recommend to the Stock Plan Subcommittee of the Compensation Committee that the Executive be awarded under the terms and conditions of the Fiscal 2002 Share Incentive Plan (which are incorporated herein by reference) or successor plan and subject to the provisions of Section 6(i) below Equity-Based Compensation awards in accordance with the policies and procedures of the Company as in effect from time to time for its Executive Officers. The terms of such Equity-Based Compensation awards shall be set forth in a separate grant letter approved by the Stock Plan Subcommittee of the Compensation Committee. The recommended equity-based compensation awards shall be of an equivalent value to a grant of stock option with respect to 100,000 shares of the Company's Class A Common Stock determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant.


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                (c) Certain Conditions. The Executive acknowledges and agrees that any grant of Stock Options otherwise provided for in this Section 4 shall be effective as provided herein only to the extent permitted by the Share Incentive Plan, and this Agreement shall not obligate the Company to adopt any successor plan providing for the grant of Stock Options (or substantially similar benefits). If authority over the Company's equity compensation programs is changed from the Stock Plan Subcommittee to the Compensation Committee (or other committee), then after such change, references herein to the Stock Plan Subcommittee shall be to the appropriate Committee.

                5. Benefits.

                (a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and made generally available by the Company to its senior officers, including but not limited to the Estee Lauder Companies 401(k) Savings Plan (the "401(k) Savings Plan"), the Estee Lauder Companies Retirement Growth Account Plan (the "Qualified Plan"), the related Estee Lauder Companies Restoration Plan (the "Non-Qualified Plan"), contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which the Executive shall be eligible, or may become eligible during the Term of Employment; and (ii) paid vacations during each year of the Term of Employment in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers.

                (b) Additional Insurance. Pursuant to Section 4(b) of the Company's Prior Agreement with the Executive, the Company has provided to the Executive, additional executive life insurance in the amount of $5,000,000 and the Company shall continue to pay all premiums with respect to such life insurance during the Term of Employment. The Executive acknowledges that this coverage will result in the receipt by him of additional taxable income.

                (c) Perquisite Reimbursement; Financial Counseling. The Company shall reimburse the Executive for the actual expenses incurred by him in connection with his professional standing, in accordance with the guidelines set out in the Company's executive perquisites program. In no event shall the gross amount of such reimbursements be greater than $15,000 in respect of any fiscal year during the Term of Employment. Additionally, the Executive will be provided financial consulting services through a firm chosen by the Company. The Executive acknowledges that participation in such programs will result in the receipt by him of additional taxable income.

                (d) Executive Auto. The Executive will participate in the Executive Automobile program of the Company, and may elect to be provided an automobile having an acquisition value of up to $50,000. Executive acknowledges that participation in this program will result in the receipt by him of additional taxable income.


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                (e) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel (including first class air fare), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive

                (f) Spousal Travel. The Executive may upon prior approval of the Chief Executive Officer or his designee arrange for his spouse to accompany him on business related travel itineraries, on a reasonable basis, at Company expense.

                6. Termination.

                (a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Executive shall be entitled (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled but for the Executive's permanent disability prior to the effective date of termination; (ii) to be paid his Base Salary as established under Section 3(a) hereof for a period of one (1) year from the effective date of termination; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by pension benefits or long-term disability payments, if any, to the Executive under any Company plan or arrangement; and (iii) to receive a pro-rata portion of the annual bonus that the Executive would have been entitled to receive had he remained in employment through the end of the Contract Year during which the termination due to permanent disability occurred. In addition, upon termination for permanent disability, the Executive shall continue to participate in any and all pension, insurance and other benefit plans and programs of the Company during the period the Executive is continuing to receive his Base Salary in accordance with this
Section 6(a). Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs; provided, however, that, except as otherwise provided in this
Section 6(a), the Company will have no further obligations under Sections 3(b) or 4 hereof. For purposes of this Section 6(a), "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.


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                (b) Death. In the event of the death of the Executive during the
Term of Employment, this Agreement shall automatically terminate. In the event of such termination, the Company shall have no further obligations hereunder, except to pay the Executive's beneficiary or legal representative (i) for a period of one (1) year from the date of his death, the Executive's Base Salary as established under Section 3(a) hereof as of the date of his death; (ii) (A) bonus compensation earned but not paid under Section 3(b) hereof that relates to any Contract Year ending prior to the date of his death and (B) a one-time payment equal to fifty percent (50%) of the average annual bonuses paid or payable during the Term of Employment in accordance with Section 3(b) hereof, except that if the Executive dies during the First Contract Year, the sum of $875,000; and (iii) any other amounts to which the Executive otherwise would have been entitled to hereunder prior to the date of his death; provided, however, that, except as otherwise provided in this Section 6(b), the Company will have no further obligations under Section 3(b) hereof.

                (c) Termination Without Cause. The Company shall have the right, upon one hundred and eighty (180) days' prior written notice given to the Executive, to terminate the Executive's employment for any reason whatsoever during the Term of Employment. In the event of termination, pursuant to this
Section 6(c), for a period ending on the latest to occur of (x) a date one (1) year from the effective date of termination, (y) June 30, 2007, or (z) the conclusion of a severance period consistent with Company policy (which in no event will exceed two years), the Executive shall be entitled as damages to (i) receive his Base Salary as established under Section 3(a) hereof as of the date of such termination; and (ii ) participate in all pension, insurance and other benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company. In addition, he shall receive a one-time payment equal to fifty percent (50%) of the average of the actual annual bonuses paid or payable to the Executive during the Term of Employment in accordance with Section 3(b) hereof, or, if such termination occurs prior to the payment of any bonus hereunder, the sum of $875,000. In addition, the Executive shall be entitled to receive all accrued and unpaid compensation hereunder including the Supplemental Deferral as set out at Section 3(d) through the date of termination. Except as otherwise provided in this Section 6(c), the Company will have no further obligations under Sections 3(b) and 4 hereof. In the event of termination pursuant to this Section 6(c), the Executive shall not be required to mitigate his damages hereunder.

                (d) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall


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have no further obligations hereunder, except to pay the Executive any amounts otherwise payable pursuant to Section 3 hereof and provide the Executive any benefits to which the Executive may have been otherwise entitled prorated to the effective date of termination. The Executive's right to participate in any of the Company's retirement, insurance and other benefit plans and programs shall be as determined under such programs and plans; provided, however, that, except as otherwise provided in this Section 6(d), the Company will have no further obligations under Sections 3(b) and 4 hereof.

                For purposes of this Agreement, "Cause" means:

                     (i) a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations he has agreed to perform or assume under this Agreement that, (other than by reason of disability or death) that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal;

                     (ii) willful misconduct by the Executive, unrelated to the Company or any of its subsidiaries or affiliates, that could reasonably be anticipated to have an adverse effect on the Company or any of its subsidiaries or affiliates;

                     (iii) the Executive's gross negligence, whether related or unrelated to the business of the Company or any of its subsidiaries or affiliates which could reasonably be anticipated to have an adverse effect on the Company or any of its subsidiaries or affiliates that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the conduct complained of;

                     (iv) the Executive's failure to follow a lawful directive of the Chief Executive Officer of the Company that is within the scope of the Executive's duties for a period of ten (10) business days after notice from the Chief Executive Officer specifying the performance required;

                     (v) any violation by the Executive of a policy contained in the Code of Conduct of the Company; or

                     (vi) drug or alcohol abuse by the Executive that materially affects the Executive's performance of his duties under this Agreement.

                (e) Termination by Executive for Good Cause. The Executive shall have the right, exercisable by notice to the Company, to terminate his employment effective thirty (30) days after the giving of such notice, if, at any time during the Term of Employment, the Company shall be in material breach of its obligations hereunder (such termination being for "Good Cause"); provided, however, that such notice must be provided to the Company within


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thirty (30) days after the Executive's obtaining knowledge of the occurrence of the circumstances giving rise to such Good Cause; and provided, further, that such termination will not become effective if within such thirty (30) day notice period the Company shall have cured all matters constituting Good Cause hereunder. For purposes of this Section 6(d), a material breach shall include, but not be limited to, any of the following: (i) a material reduction in the Executive's authority, functions, duties or responsibilities provided in Section 2 hereof; (ii) the Company's failure to cause the Executive to serve in the position set forth in Section 1 hereof for any time period in which he is entitled to so serve or any change in the Executive's direct reporting to the Chief Executive Officer of the Company; (iii) the failure of the Company to make payments of base salary or annual incentive bonus set out in Section 3, above, according to the terms such Section, and (iv) the relocation of the Executive's primary place of employment from the New York metropolitan area without the approval of the Executive. A termination pursuant to the terms of this Section 6(d) shall be deemed to be a termination by the Company without cause and shall be controlled by the provisions of Section 6(c) hereof.

                (f) Failure to Renew. In the event that this Agreement shall expire by its terms and thereafter the Company shall not offer to continue the employment of Executive on terms not less favorable to Executive as existing as of the date of such expiry, the termination of Executive occasioned by such expiration shall be deemed to be a Termination Without Cause by the Company, and the provisions of subparagraph 6(c) above shall control.

                (g) Termination by Executive for Reasons Other than Good Cause. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate his employment for any reason other than for Good Cause as provided for in Section 6(e) hereof, upon ninety (90) days' prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder other than to pay the Executive his accrued compensation and benefits through the date of such termination.

                (h) Certain Limitations. Notwithstanding anything to the contrary contained herein, in the event that any payment received or to be received by the Executive pursuant to Section 6 hereof or otherwise (a "Severance Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (in whole or part), the Severance Payment shall be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax.

                (i) Effect of Termination. In addition to the foregoing, in the event that this Agreement shall be terminated pursuant to the provisions of subparagraphs 6(a), 6(b), 6(c) or 6(e), above, notwithstanding anything to the contrary contained in the Company's Share Incentive Plan or other similar option plan, all Stock Option awards previously made to the Executive shall vest and


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become immediately exercisable for the one (1) year period from the effective date of such termination, after which all such option awards shall expire and be of no further force or effect. Subject to the preceding sentence, upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided in this Agreement. In the event of any termination of this Agreement, the Executive shall continue to have the obligations provided for in Sections 7 and 8 hereof. Furthermore, upon such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

                (j) Release of Claims. As a condition precedent to the receipt of certain payments and benefits pursuant to Section 6, the Executive, or, in the case of his death or Disability that prevents the Executive from performing his obligation under this Section 6(j), his personal representative, and his beneficiary, if applicable, will execute an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents in a form reasonably satisfactory to the Executive; provided, however, that such release will not affect any right that the Executive, or in the event of his death, his personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive's employment.

                7. Confidentiality; Ownership.

                (a) The Executive agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and the businesses of any of its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any Unauthorized purpose (as such terms are hereinafter defined).

                     (i) "Protected Information" means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or any other business or proposed business of the Company any of its subsidiaries or affiliates, including, but not limited to, research and development operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the


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organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates, except as required in the course of performing duties hereunder; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 7.

                     (ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;
(B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law or to his legal counsel, and in connection with a determination under
Section 6(h), to accounting experts; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

                (b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company in consideration of the payments set forth in Section 3(a) hereof, all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters, patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.


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                (c) The provisions of this Section 7 shall, without any
limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

                8. Covenant Not to Compete. Subject to the next to last sentence of this Section 8, the Executive agrees that during the Term of Employment and for a period of one (1) year commencing upon the expiration or termination of the Executive's employment hereunder (the "Non-Compete Period"), the Executive shall not, directly or indirectly, without the prior written consent of the
Company:

                (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate her or his employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 8(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

                (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Company's Business or the businesses of the Company or any of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment hereunder; provided, however, that nothing in this Section 8(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise.

                (c) During the Non-Compete Period, the Company shall pay or cause to be paid to the Executive his Base Salary under Section 3(a) hereof and continue to provide the Executive with benefits hereunder for that portion of the Non-Compete Period during which the Executive is required to comply and does comply with the provisions of this Section 8.


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
                (d) Notwithstanding the foregoing, the Executive shall not be subject to the terms and provisions of Section 8(b) hereof if the Term of Employment is terminated pursuant to Section 6(c), 6(e) or 6(f) hereof.

                9. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the other current or planned businesses of it and its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7 or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 7 or 8 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

                10. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

                  11. Entire Agreement. Except for the Fiscal 2002 Share Incentive Plan, the Executive's outstanding Stock Option agreements, the Executive Annual Incentive Plan, the 401(k) Savings Plan, the insurance arrangement between the Company and the Executive, the Qualified Plan and the Non-Qualified Plan and applicable successor plans or agreements, this Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, benefits and perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

                12. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

                13. Governing Law; Jurisdiction.

                (a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

                (b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

                14. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

                15. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 7 and 8 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.

                If any court construes any of the provisions of Section 7 or 8 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

                16. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

                           The Company:

                           The Estee Lauder Companies Inc.
                           767 Fifth Avenue
                           New York, New York  10153
                           Tel: (212) 572-4200
                           Fax: (212) 572- 3963
                           Attn: Senior Vice President - Global Human Resources

                           The Executive:

                           Philip A. Shearer
                           186 E 93 Street
                           New York, NY 10021

                           With a Copy to:

                           Mason H. Drake, Esq.
                           Wollmuth Maher & Deutsch, LLP
                           500 Fifth Avenue
                           New York, NY 10110
                           Tel: (212) 382 3300
                           Fax: (212) 382-0050

                Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

                17. No Conflicts. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement from and after the Effective Date hereof, will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including, interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

                18. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                                THE ESTEE LAUDER COMPANIES INC.

                                                By:  /s/ Andrew J. Cavanaugh
                                                     ---------------------------
                                                     Andrew J. Cavanaugh
                                                     Senior Vice President -
                                                     Global Human Resources


                                                     /s/Philip A. Shearer
                                                     ---------------------------
                                                      Philip A. Shearer




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